LOAN AGREEMENT

DATE:             April 19, 2004

PARTIES:          PATRICK INVESTMENTS, LLC                            ("LENDER")
                  02425 SW Military Road
                  Portland, OR 97219

AND:              JMW GROUP, LLC                                    ("BORROWER")
                  1631 NW Thurman Street, Ste. 400
                  Portland, OR 97209

                                   AGREEMENT:

         1. LOAN. Subject to all of the provisions of this Loan Agreement, Lender will lend to Borrower the sum of One Million Dollars ($1,000,000). The loan shall be evidenced by a promissory note (the "Note"), in a form satisfactory to Lender, and shall be secured in the manner set forth in Section 4 below. The loan, the Note and the security for the Note are hereinafter sometimes referred to collectively as the "Loan." The Loan and the indebtedness evidenced by the Note shall be subordinate to an $800,000 Line of Credit to Sterling Bank as described in the Note. Lender agrees to execute a subordination or inter-creditor agreement that may be requested by Sterling Bank for an amount not to exceed $800,000.

         2. USE OF PROCEEDS. Borrower shall use the proceeds of the Loan exclusively for the purpose of purchasing approximately 2,631.579 Series 4 Preferred shares of Microfield Group, Inc. at a price of $380.00 per share (for a total purchase price of $1,000,000), with a cumulative preferred dividend rate of 6.5% per annum (the "Microfield Stock").

         3.       TERMS.

                  3.1 INTEREST RATE. Borrower agrees to pay Lender interest on the Loan at the rate of Key Bank prime, fully floating, plus eight percent (8%) per annum. Payments of interest only shall be payable monthly in arrears. Borrower agrees that should an Event of Default occur, Borrower shall pay Lender interest on the Loan at the rate of Key Bank prime, fully floating, plus eleven percent (11%) per annum (the "Default Rate") on any unpaid principal calculated from the date of the last interest payment made by Borrower before the Event of Default occurred.

                  3.2 MATURITY AND PAYMENT. The Loan, including principal and accrued and unpaid interest, shall be due and payable in full on or before the third anniversary of the Note. After occurrence of an Event of Default, the outstanding principal and all accrued interest shall be payable on demand. All payments shall be credited first to expenses for which Borrower is liable hereunder, next to accrued interest and then to principal.

                  3.3 PREPAYMENT. In the event Borrower pays all or any portion of the outstanding principal prior to April 19, 2007, Lender is entitled to and Borrower shall pay a prepayment privilege fee as follows: (a) 6% of any prepayment made prior to the first anniversary of this Note, (b) 5% of any prepayment made on or after the first anniversary of this




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Note and prior to the second anniversary of the Note, and (c) 4% of any prepayment made thereafter. Except for the foregoing, all or any portion of this Note may be prepaid at any time.

                  3.4 LOAN FEE. Borrower shall pay Lender a loan commitment fee of $20,000 upon the initial funding of the Loan.

                  3.5 LENDER'S COSTS AND ATTORNEYS FEES. Borrower shall, upon initial funding of the Loan, pay Lender's attorneys fees and costs.

         4. SECURITY. The Loan shall be secured by the following (the "Collateral"):

                  4.1      STOCK PLEDGE. (a) A pledge of the Microfield Stock,
(b) a pledge of all of the outstanding shares of JMW Capital Partners, Inc., and
(c) a pledge of 1,500 Series 3 Preferred shares of Microfield Group, Inc. held by Christenson Leasing Company, LLC.

                  4.2 SECURED UNCONDITIONAL GUARANTY. An Unconditional Guaranty by Robert J. Jesenik, Katherine J. Jesenik, Brian A. Oliver, and Thomas
A. Sidley. The guaranty shall provide that, while this Agreement is in effect and the Loan remains unpaid, the guarantors will not incur any additional obligations as a guarantor or otherwise in addition to obligations disclosed in Guarantor's personal financial statements dated April 1, 2004, without Lender's written consent, which consent shall not be unreasonably withheld, except for obligations for personal or household purposes not to exceed $50,000, in the aggregate, per family unit. The guaranty shall be secured by a pledge of the members' ownership and economic interests in Borrower as owned by the guarantors.

                  4.3 PLEDGE RESTRICTIONS. Lender acknowledges that the Microfield Stock and other Microfield shares which may be pledged to Lender may be subject to pledge and transfer restrictions (including a 12-month lockup restriction) imposed by Microfield and/or the Securities Act of 1933, as amended from time to time, and all rules and regulations promulgated thereunder, and that Lender may be required to be bound by the terms of lockup agreements with Microfield Group, Inc.

                  4.4 OTHER DOCUMENTS. Borrower shall execute such additional documents as Lender shall deem reasonably necessary to perfect its interest in the security given by Borrower.

         5. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants:

                  5.1 Borrower is an Oregon limited liability company duly organized and validly existing under the laws of the State of Oregon with its principal place of business in Portland, Oregon.

                  5.2 The collateral pledged as described in Section 4 above, is not subject to any other pledge agreement, lien, or encumbrance; provided, however, 70.42 shares of the JMW Capital Partners, Inc. stock has been pledged as collateral to Dennis Wade whose debt is to be paid in full by September 2004; provided, further, that another 63 shares of JMW Capital Partners, Inc., not currently outstanding, would be delivered to Mark McMannis and thereafter outstanding if there is a default in the obligation owed to him.


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                  5.3      This Loan Agreement, and all instruments required
herein, when executed and delivered, will be valid and binding on Borrower.

                  5.4 All required consents, permissions and licenses required by any governmental regulatory body to which Borrower is subject and which may be necessary in relation to this Loan Agreement and the borrowing hereunder have been obtained.

                  5.5 All required consents of the parties to this transaction have been obtained, and upon funding by Lender, the Loan Agreement, the Note, and all related documents signed in connection herewith shall be fully enforceable according to their terms.

                  5.6 As of the date of this Loan Agreement, there is no litigation, proceeding or dispute pending against Borrower, the Security, or the Guarantors, the adverse determination of which might substantially affect Borrower's or Guarantor's ability to repay the Loan or perform as required by this Loan Agreement.

                  5.7 Borrower shall secure the pledge of the unencumbered Microfield Preferred Stock owned by Christenson Leasing Company, LLC, as provided in Section 4.1 above.

                  5.8 Borrower owns 70% of Destination Capital, LLC, an Oregon limited liability company. Destination Capital, LLC owns not less than 100% of Christenson Leasing, LLC, an Oregon limited liability company, which in turn owns 1500 Series 3 Preferred Shares of Microfield Group, Inc. Borrower, through its control of Destination Capital, LLC and Christenson Leasing, LLC, shall not at any time during which the Loan is still outstanding, sell, pledge, or otherwise encumber the 1500 Series 3 Preferred Shares of Microfield Group, Inc., except as provided by this Loan Agreement.

                  5.9 Borrower owns 100% of the outstanding stock of JMW Capital Partners, Inc., an Oregon corporation, and Borrower owns 63% of Christenson Group, LLC. Borrower agrees that, through its control of JMW Capital Partners, Inc., it will not, at any time during which the Loan is still outstanding, permit or cause the sale, transfer, pledge, or encumbrance of the members' interest in Christensen Group, LLC, owned by Borrower.

                  5.10 Borrower agrees that it will not, at any time during which the Loan is still outstanding (a) sell, transfer, pledge, or encumber the member's interests it owns in Destination Capital, or (2) sell or permit the sale of any additional member's interests in Destination Capital, LLC, Christenson Group LLC, or Christenson Leasing Company, LLC. Provided, however, that Destination Capital, LLC may complete its Preferred Membership Unit offering which could result in the issuance of additional Common Membership Units representing 12.5% of all outstanding Common Membership Units.

         6. POSITIVE COVENANTS. Borrower covenants and agrees that so long as this Loan Agreement is in effect and until a full and final payment of all indebtedness incurred hereunder, it will, unless Lender waives compliance in writing:

                  6.1 Use the proceeds of the Loan for the purposes and in the manner set forth in Section 2 hereof.



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                  6.2      Pay all obligations, including tax claims, at
maturity, except such as may be contested in good faith or as to which a bona fide dispute may exist.

                  6.3 Maintain and keep in force in adequate amounts all insurance customarily carried by those in the business of Borrower.

         7. NEGATIVE COVENANTS. Borrower covenants and agrees that, so long as this Loan Agreement is in effect and until full and final payment of all indebtedness incurred hereunder, it will not, without the prior written consent of Lender:

                  7.1 Engage in any business activity substantially different from present business activities and operations.

                  7.2 Sell, convey, transfer, alienate, hypothecate, mortgage or encumber its interest in the Collateral or allow any adverse liens, security interests, or encumbrances to attach to the Collateral except as agreed to in writing by Lender, which consent cannot be unreasonably withheld.

         8. EVENTS OF DEFAULT. Regardless of the terms of the Note issued hereunder, the occurrence of any of the following events shall terminate any obligation on the part of Lender to make or continue this Loan and, at the option of Lender, shall make all sums of interest and principal remaining on this Loan immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, except as hereinafter specified:

                  8.1      Borrower fails to pay any Loan obligation within five
(5) days after the due date; or

                  8.2 Borrower becomes insolvent, or suffers or consents to or applies for the appointment of a receiver, trustee, custodian or liquidator of its property, or shall generally be unable to or fails to pay its debts as they become due, or makes a general assignment for the benefit of creditors; or

                  8.3 Borrower files a voluntary petition in bankruptcy, or seeks to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Code, or under any state or other Federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or other Federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower and is not dismissed, stayed or vacated within 60 days thereafter; Borrower files an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower is adjudicated a bankrupt, or an order for relief is entered by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or Federal law relating to bankruptcy, reorganization or other relief for debtors; or

                  8.4 Any judgment or order for the payment of money (net of anticipated insurance proceeds, as determined in good faith by Borrower's Manager) in excess of $250,000 is rendered against Borrower and either (i) enforcement proceedings are commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days



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during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or

                  8.5 Borrower is in breach of or in default under any term, condition, representation or warranty contained herein, or in the Note, or in any other loan agreement or promissory note in effect between Borrower and Lender; or

                  8.6 There is a default in the Unconditional Guaranty signed in connection herewith and pursuant to paragraph 4.2 hereof.

         9. RIGHT TO CURE. If any Event of Default has occurred, other than a default in payment, and such Event of Default is curable, and if Borrower has not been given a notice of a breach of the same provision of this Agreement within the preceding twelve (12) months, such Event of Default may be cured (and no Event of Default will have occurred) if Borrower, after receiving written notice from Lender demanding cure of such default: (a) cures the default within fifteen (15) days, or (b) if the cure requires more than 15 days, immediately initiates steps which Lender deems in Lender's sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

         10. REMEDIES. In the event Borrower or the Guarantors fail to perform any of the terms, covenants, conditions or obligations of this Loan Agreement or the Note, time of payment and performance being of the essence, Lender shall have any or all of the following remedies:

                  10.1 The right to declare the full unpaid balance of the Loan immediately due and payable;

                  10.2 The right to exercise each and all of the remedies granted to Lender under any Pledge or Security Agreement or by the Oregon Uniform Commercial Code; and/or

                  10.3 The right to exercise any other remedy available to Lender.

         11. STOCK OPTION. As additional consideration for Lender providing the Loan, Borrower grants to Lender the right to purchase, at any time during the period the Loan is outstanding and for 90 days thereafter, forty percent (40%) of the Microfield Stock purchased by Borrower (rounded to the nearest whole share). The purchase price will be $380 per Preferred share. This option may be exercised in whole or in part by delivering written notice to Borrower and by tendering the purchase price in cash, check or immediately available funds. Lender acknowledges that the Microfield Stock may be subject to transfer and pledge restrictions (including a 12-month lockup restriction) imposed by Microfield and/or the Securities Act of 1933, as amended from time to time, and all rules and regulations promulgated thereunder. Lender's right to purchase is subject to any such restrictions and may only be exercised if the exercise would not violate applicable federal or state securities laws. Borrower shall not take any action to impede, restrict, or undermine in any way, the Stock Option granted to Lender. Borrower shall cooperate, as necessary, to assist in furthering Lender's purchase of the 40% of Microfield Stock should Lender elect to purchase it.



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         12.      NOTE REPAYMENT. As additional consideration for Lender
providing the Loan, Borrower shall cause Destination Capital, LLC to repay to Lender all amounts due under that certain Promissory Note dated January 21, 2004 in the original amount of $300,000 with a maturity date of July 22, 2004 which represents one of the CVI Funding Notes as described therein. Repayment shall occur promptly after the closing of the purchase of the Microfield Stock and receipt of funds by Destination Capital, LLC from Christenson Velagio, Inc. Borrower shall secure, in writing, confirmation that Destination Capital, LLC is to receive 50% of the warrants to purchase Microfield Preferred Stock pursuant to paragraph 38 of the Contract of Sale and Security Agreement between Christenson Velagio, Inc. and Destination Capital, LLC, made effective January 22, 2004.

         13. NOTICE. Any notice required to be given to Borrower shall be deemed given when actually delivered or three (3) business days after deposit in the U.S. Mail, postage prepaid, certified with return receipt requested, to Borrower at the address appearing on the face of this Loan Agreement or such other address as Borrower may from time to time file with Lender.

         14. SURVIVAL. All representations, warranties and agreements herein contained on the part of Borrower shall survive the making of this Loan and the execution of Borrower's promissory note, and shall be effective as long as this Loan Agreement shall remain in effect.

         15. WAIVER. The waiver by Lender of any breach or default of Borrower under this Loan Agreement or the failure to exercise any right, power or remedy occurring to Lender shall not operate or be construed as a waiver of any subsequent breach or default by Borrower. All remedies, either under this Loan Agreement or by law, or otherwise afforded to Lender, shall be cumulative and not alternative.

         16. ATTORNEYS' FEES. In the event suit or action is instituted arising out of or related to this Loan Agreement or any provision thereof, the prevailing party, in addition to any other relief awarded, shall be entitled to recover its reasonable attorneys' fees, including fees in any appellate or bankruptcy proceeding.

         17. ENTIRE AGREEMENT. This instrument and the note and security agreements referenced herein contain the entire agreement of the parties. It may not be changed orally, but only by an agreement in writing signed by both parties.

         18. SEVERABILITY. The invalidity of any provision of this Loan Agreement as determined by a court of competent jurisdiction shall in no way affect the validity of any other provision hereof.

         19. ASSIGNMENT. Borrower shall not assign, pledge or transfer its interest in this Loan Agreement without first obtaining the written consent of Lender.

         20. BINDING EFFECT. Subject to the limitations on transfer of Borrower's interest, this Loan Agreement shall bind and inure to the benefit of the parties, their respective heirs, successors and permitted assigns.

         21.      TIME OF ESSENCE. Time is of the essence.



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         22.      AUTHORITY. Each individual executing this Loan Agreement on behalf of Borrower represents and warrants that he or she is duly authorized to execute and deliver this Loan Agreement on behalf of Borrower. If Lender requests, Borrower shall deliver to Lender evidence of such authority satisfactory to Lender.

         23. LAW. This Loan Agreement shall be governed by the laws of the State of Oregon, regardless of the residence of the parties either at the time of this Loan Agreement or hereafter. The proper venue for any dispute arising out of this Loan Agreement shall be the Circuit Court of Multnomah County, Oregon.

         IN WITNESS WHEREOF, the parties have executed this Agreement.

LENDER:                                 BORROWER:

PATRICK INVESTMENTS, LLC                JMW GROUP, LLC
                                        By: JMW Capital Partners, Inc., Manager



By: /s/ PATRICK TERRELL                By:  /s/ ROBERT JESENIK
   -----------------------------------     -------------------------------------
   Patrick Terrell, Managing Member        Robert Jesenik, CEO


































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